Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Consulting Agreement”) is made as of April 21, 2014 by and between STAG INDUSTRIAL MANAGEMENT, LLC, a Delaware limited liability company (“STAG Management”), and GREGORY W. SULLIVAN (“Consultant”).  The Company and the Consultant are referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, prior to the date hereof, Consultant was an employee and officer of STAG Management, STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P. and certain of their respective affiliates (collectively, the “Company”), from which positions he resigned effective April 21, 2014; and

WHEREAS, STAG Management now desires to retain Consultant to personally perform certain financial consulting services for the Company on a consultant basis; and

WHEREAS, Consultant, as an independent contractor, and not an employee, is willing to personally provide such financial consulting services to the Company on the terms and conditions set forth in this Consulting Agreement; and

WHEREAS, in exchange for STAG Management’s agreement to retain Consultant on a consulting basis and pay Consultant the remuneration and other consideration provided under this Consulting Agreement, Consultant has agreed to resolve and release any potential claims, disputes, and other matters arising out of Consultant’s prior employment relationship with the Company and the termination of that relationship.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Scope of Consulting Agreement.  Consultant shall personally perform certain financial and other related consultant services on a non-exclusive basis for the Company, including, without limitation, provide advice and assistance regarding current or contemplated bank loans, private placements or other financing matters and provide advice and assistance for such other matters as may be reasonably required from time to time to, among other things, facilitate the transition to a new Chief Financial Officer (collectively, “Services”), as requested and directed by the President of the Company during the Term.  Consultant is engaged as an independent contractor to perform the Services and shall perform services as assigned by the President of the Company.  Consultant shall perform faithfully and diligently all Services with respect to the Company.  Company and Consultant acknowledge and agree that performance of the Services may require, from time to time as appropriate, that Consultant receive support and assistance from certain employees of the Company who provide accounting, legal and/or asset management services.  Consultant will undertake his best efforts on behalf of the Company, and will abide by all applicable federal, state and local laws, regulations or ordinances, in the performance of the Services.  Company acknowledges that the Consultant’s relationship with the Company is not exclusive and that, subject to his compliance with the terms contained herein, Consultant may perform services for other companies.

2.             Term of Consulting Agreement and Termination.  The term of this Consulting Agreement shall begin on the Effective Date (as defined below in Paragraph 5) and continue until April 20, 2015 (“Expiration Date”) (the period beginning with the Effective Date and ending on the Expiration Date shall be referred to herein as the “Term”).  Provided, however, that this Consulting Agreement, and Contractor’s Services hereunder, may be terminated at any time as provided for in Paragraph 9.

3.             Payment for Services.

As compensation for Consultant’s performance of the Services and in consideration of the release provisions of Paragraph 4 hereof, the Consultant will receive the following (collectively, the “Payments”):

(a)           For the Term, the Company shall pay to Consultant a fee of $25,750 a month, such fee to be paid on a bi-monthly basis and payable in accordance with the normal payroll practices of the Company, less all legally required or authorized payroll deductions and tax withholdings.   The Company will issue Consultant an appropriate Form W-2 for these payments.

(b)           Consultant will be eligible for a cash bonus payable in January 2015 (or such later date as the Company pays cash bonuses to its executive officers) as determined by the Compensation Committee of the Company in accordance with the bonus criteria it applies to the Company’s executive officers, with such bonus to be calculated as if the Consultant were an employee of the Company for the entire calendar year of 2014, and provided that the bonus shall not exceed $360,180.00, the amount of the bonus the Company paid the Consultant in January 2014, when Consultant was employed by the Company as Chief Financial Officer. The Company and Consultant acknowledge that the portion of the bonus calculation attributable to individual performance of the executives (which is currently 25% of the calculation) shall be deemed to be at the 50th percentile for the Consultant.

(c)           Those long-term incentive plan units (“LTIPs”) granted by the Company to the Consultant by that certain LTIP Unit Agreement dated April 20, 2011 and by that certain LTIP Unit Agreement dated January 3, 2012 will continue to vest pursuant to the terms of the underlying LTIP agreements; provided, however, those LTIP grants will be deemed to be fully vested as of the Effective Date. Those LTIP grants granted by the Company to the Consultant by that certain LTIP Unit Agreement dated January 3, 2013 and by that certain LTIP Unit Agreement dated January 2, 2014 will continue to vest pursuant to the terms of the underlying LTIP agreements; provided, however, subject to the Consultant not breaching the terms of this Consulting Agreement, those LTIP grants will fully vest as of April 20, 2015.

(d)           For the Term, the Company shall provide the same health insurance premium reimbursement, dental, life and disability insurance coverage (subject to such modifications as are made to such coverage for the Company as a whole) and parking allowance the Consultant received under his former employment contract.

(e)           On or about September 20, 2014, if the criteria for making award payments under that certain Amended and Restated 2011Outperformance Program (“OPP”) are satisfied, the Company will provide the Consultant the full award payment he would receive as a participant under the OPP if he were still an employee of the Company, notwithstanding the forfeiture and vesting provisions set forth in Section 2.4 of the OPP.

(g)           The Company will reimburse Consultant for his reasonable legal expenses incurred in negotiating this Consulting Agreement and related matters, in an amount not to exceed $5,000.00.

(h)           Notwithstanding the death or disability of the Consultant during the Term, the Company will be obliged to make the Payments to Consultant, or in the event of his death, to his estate, except for the Payments listed in subsection (d) that will cease at Consultant’s death.

4.             Release.  In consideration of the consulting relationship and the Payments and benefits set forth in this Consulting Agreement, Consultant, for Consultant, Consultant’s heirs, administrators, representatives, executors, successors, and assigns (collectively, the “Consultant Releasors”), does hereby irrevocably and unconditionally release, acquit, and forever discharge the Company, STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., and their current and former parents, subsidiaries,  affiliates, divisions, successors, assigns, trustees, officers, directors, owners, partners, agents, parents, employees, including without limitation all persons acting by, through, under, or in concert with any of them (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law that the Consultant Releasors had, now have, or may hereafter claim to have had against each or any of the Company Releasees by reason of any matter, cause, or thing occurring, done, or omitted to be done from the beginning of the world until the date hereof.  Without limitation, this Consulting Agreement includes a knowing and voluntary waiver of any and all rights, claims, and causes of action for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability, and age (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, and any other federal, state, or local anti-discrimination law) or any other unlawful criterion or circumstance, and any claims arising under common law, including breach of contract claims relating to Consultant’s prior employment with any Company Releasee, including a full release of any and all claims under that certain Executive Employment Agreement dated April 20, 2011.  Consultant is not waiving or releasing any claims that may arise after Consultant executes this Consulting Agreement.

Nothing in this Consulting Agreement is intended to interfere with Consultant’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim Consultant believes Consultant may have against the Company Releasees.  However, by executing this Consulting Agreement, the Consultant hereby waives the right to recover damages, injunctive or equitable relief, or any other type of remedy in any proceeding that the Consultant may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Consultant’s behalf.  In addition, this Consulting Agreement is not intended to interfere with the Consultant’s right to challenge that this waiver of any and all ADEA claims pursuant to this Consulting Agreement is a knowing and voluntary waiver, although the Consultant, by signing below, specifically represents to the Company that Consultant has entered into this Consulting Agreement knowingly and voluntarily.

Consultant acknowledges that this Consulting Agreement does not constitute an admission by any of the Company Releasees of any unlawful acts or of any violation of federal, state, or local laws.  The parties to this Consulting Agreement expressly deny any such unlawful act or violation.

The Consultant acknowledges and agrees that, if Consultant should hereafter make any claim or demand or commence or threaten to commence any action, claim, or proceeding against the Company Releasees with respect to any cause, matter, or thing which is the subject of the release under Paragraph 4 of this Consulting Agreement, this Consulting Agreement may be raised as a complete bar to any such action, claim, or proceeding, and the applicable Company Releasee(s) may recover from the Consultant all expenses and costs incurred in connection with such action, claim, or proceeding, including attorneys’ fees.

In addition, for purposes of this Consulting Agreement, Consultant represents that Consultant is not aware of any claims against the Company Releasees.

5.             Period of Consideration and Right to Revoke.  The Consultant understands that he should consult with an attorney prior to executing this Consulting Agreement.  The Consultant further acknowledges that he has twenty-one (21) days to consider this Consulting Agreement and his decision to enter into it.  In addition, the Consultant has a period of seven (7) days following the execution of this Consulting Agreement during which the Consultant may revoke this Consulting Agreement by sending written notification of such revocation to the Company.  Should Consultant exercise his right to revoke during the seven-day revocation period, this entire Consulting Agreement will become null and void, and neither Consultant nor Company will have any rights or obligations under it.  If Consultant does not revoke the Consulting Agreement within seven (7) days, it will become effective and enforceable on the eighth day after Consultant signs it (the “Effective Date”).

6.             Mutual Non-Disparagement.  During the Term, Consultant shall not disclose confidential or negative non-public information regarding, or take any action materially detrimental to the reputation of, the Company or any of its directors, officers, employees, investors, shareholders or advisors and any affiliates of any of the foregoing (collectively, the “Company Affiliates”);  provided, however, that nothing contained herein shall affect any legal obligation of Consultant to respond to mandatory governmental inquiries concerning the Company Affiliates or to act in accordance with, or to establish, his rights under this Consulting Agreement.  Consultant and Company likewise agree that no one acting with the actual authority of Company shall disclose negative non-public information regarding, or take any action materially detrimental to the reputation of, Consultant;  provided, however, that nothing contained herein shall affect any legal obligation of the Company Affiliates to respond to mandatory governmental inquiries concerning Consultant or to act in accordance with, or to establish, the rights of the Company Affiliates under this Consulting Agreement.

7.             Non-Disclosure Of Proprietary Information.  Consultant agrees to keep confidential and not disclose any proprietary information related to the Company unless such information (a) becomes public knowledge through no fault of Consultant or (b) has been developed independently without any reference to any information obtained during Consultant’s prior or current employment with the Company or (c) must be disclosed in response to a valid order by a court or government agency or is otherwise required by law.  Such proprietary information includes, without limitation, information about financial or marketing matters, costs, strategies, plans for future development, and any other information about or owned by the Company of a similar nature.  Consultant hereby expressly covenants and agrees that, anytime during the Term or after termination or expiration of this Consulting Agreement, Consultant shall not use, furnish, or disclose any proprietary information to any other person, corporation, association, or entity without the prior written consent of the Company, which the Company may give or withhold in its sole discretion.  Within five (5) business days after termination of the Consulting Agreement, Consultant shall return all proprietary information of the Company, if any.  The Consultant acknowledges that he is subject to the Company’s insider trading policy during the term of this Consulting Agreement.  Consultant further acknowledges that he will be subject to Section 16 of the Securities and Exchange Act of 1934, as amended (“Section 16”), for up to a 6-month period beginning upon the Effective Date and ending on October 21, 2014 with respect to certain matters such as the short-swing profit rule; provided, however, upon the commencement of the Term, Consultant shall no longer be required to file Form 4s.

8.             No Competition and No Conflict of Interest.  During the Term, Consultant must not engage in any work, paid or unpaid, that competes with or creates an actual conflict of interest with the essential business-related interests of the Company where such competition or conflict would  have a material adverse effect on the Company’s financial condition or reputation.  In addition, Consultant agrees not to refer any tenant or potential tenant of Company to competitors of the Company, without obtaining the Company’s prior written consent, during the Term.

9.             Termination.

(a)           By Consultant.  Consultant may terminate this Consulting Agreement upon at least seven (7) days prior written notice of termination to Company.  If the Consultant terminates the Consulting Agreement, Company shall have no liability for the Payments in Paragraph 3(a) through (h) beyond the effective date of such termination, but the release provided by Consultant in Paragraph 4 shall remain in full force and effect.

(b)           By Company.  Company may terminate this Consulting Agreement for Cause.  If the Company terminates the Consulting Agreement pursuant to this Paragraph 9(b), Company shall have no liability for the Payments in Paragraph 3(a) through (h) beyond the effective date of such termination, but the release provided by Consultant in Paragraph 4 shall remain in full force and effect.  As used herein, “Cause” means Consultant: (i) has misappropriated, stolen, or embezzled funds or property from the Company; (ii) has been charged with a felony which, in the reasonable opinion of the Company, brings Consultant into disrepute or is likely to cause material harm to the Company’s business, customer, or tenant relations, financial condition, or prospects; (iii) has, notwithstanding not less than 30 days’ prior written notice from the Company, willfully and persistently failed to perform his duties as set forth in Paragraph 1 of this Agreement in a manner satisfactory to the Company in its reasonable discretion exercised in good faith; or (iv) has violated the provisions of Paragraph 6, 7, or 8 hereof.

10.          Miscellaneous Provisions.

(a)           Section 409A.  This Consulting Agreement and the amounts payable and other benefits provided under this Consulting Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12).  This Consulting Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Consulting Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Company and without requiring the Consultant’s consent, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising this discretion, the Company shall modify this Consulting Agreement in the least restrictive manner necessary.  Each payment under this Consulting Agreement shall be treated as a separate identified payment for purposes of Section 409A.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Consultant, as specified under this Consulting Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations:  (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made as specified in this Consulting Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Consulting Agreement arises on account of the Consultant’s separation of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Consultant’s separation from service (as defined in Treasury Regulation section 1.409A-1(h)); provided, however, that if the Consultant is a specified employee (as defined in Treasury Regulation section 1.409A-1(i)), any payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Consultant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Consultant’s estate following the Consultant’s death.

Consultant agrees and acknowledges that he and his counsel have had the opportunity to assess the tax consequences of this Consulting Agreement and the Payments to be provided under it and that he shall be solely responsible for all tax consequences.  Consultant further acknowledges and agrees that the Company has no obligation to indemnify or otherwise reimburse or provide additional compensation or benefits to Consultant for any penalties, interest, or adverse tax consequences arising under Section 409A.

(b)           Agency.  The Company and Consultant agree that this Consulting Agreement is not intended to create a principal and agent relationship of any kind between the Company and Consultant.  The Company and Consultant agree not to contract any obligation in the name of the other.

(c)           Independent Contractor.  It is understood that Consultant will be an independent contractor, not an employee, of the Company, and nothing contained in this Consulting Agreement shall be construed to create the relationship of employer and employee between the Parties.  As an independent contractor, Consultant shall not be eligible to participate in any of the Company’s fringe benefit programs except as set forth herein, nor shall he be entitled to workers’ compensation coverage by the Company by virtue of this Consulting Agreement or any services provided by him hereunder.

(d)           Best Efforts.  Consultant and the Company each agree that he or it will at all times exercise his or its best efforts to perform the Services contemplated and the obligations described hereunder with a high degree of competence, with good faith, and in an exemplary fashion and that he or it will conduct himself or itself in a manner intended and reasonably designed to promote and preserve the goodwill and reputation of the other.  All work product created by Consultant is subject to approval of the Company.  The Company assumes responsibility for the use and the result of any recommendations or work product provided by Consultant under this Consulting Agreement.

(e)           Compliance with Law.  Consultant agrees that, in performing Services hereunder, he shall at all times be in full compliance with all laws, rules, and regulations applicable to the Services performed hereunder.

(f)            Waiver.  The failure of either Party to insist upon strict performance of any of the terms or provisions of this Consulting Agreement or to exercise any rights or remedies contained in this Consulting Agreement shall not be construed as a waiver or as a relinquishment for the future of such terms, provisions, rights, or remedies.  Neither this Consulting Agreement nor any of its provisions may be changed, waived, or discharged, except by an instrument in writing signed by all Parties.

(g)           Governing Law.  It is the intent of the Parties hereto that all questions with respect to the construction of this Consulting Agreement and the rights and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the Commonwealth of Massachusetts regardless of Massachusetts’ choice of law provisions.

(h)           Arbitration.  The parties expressly agree that all disputes or controversies arising out of this Consulting Agreement, its performance, or the alleged breach thereof, if not disposed of by agreement, shall be resolved by arbitration in accordance with this section. Either party must demand such arbitration only within three (3) months after the controversy arises by sending a notice of demand to arbitrate to the American Arbitration Association (the “Association”), with a copy thereof to the other party. The dispute shall then be arbitrated by a three-arbitrator panel pursuant to the Commercial Rules of the Association at the Association office in Boston, Massachusetts. In the disposition of the dispute, the arbitrators shall be governed by the express terms of this Consulting Agreement and otherwise by the laws of the Commonwealth of Massachusetts which shall govern the interpretation of the Consulting Agreement. The decision of the arbitrators shall be final and conclusive on the parties and shall be a bar to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal. Notwithstanding the foregoing, judgment on any award by the arbitrators may be entered in any court of competent jurisdiction. This arbitration provision shall survive any expiration or termination of the Consulting Agreement. The parties agree to each pay one-half of the costs, fees and expenses incurred by or payable to the Association in relation to the arbitration; provided, however, each party hereto shall pay the costs, fees and expenses incurred by or payable to its respective legal counsel.

(i)            Entire Agreement/Amendments.  This Consulting Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, supersedes all prior understandings and writings concerning the subject matter hereof (including but not limited to that certain Executive Employment Agreement dated April 20, 2011), and may be amended or modified only by a writing signed by the parties.  If any term of this Consulting Agreement, or the application hereof to any person, entity, or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Consulting Agreement, or the application of such term to persons, entities, or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Consulting Agreement shall be valid and enforceable to the fullest extent permitted by law.

(j)            Method of Acceptance; Signatures.  This Consultant Agreement cannot be accepted or executed by Consultant prior to April 21, 2014. This Consulting Agreement may be executed in one or more counterparts, and each counterpart shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.  Any party’s signature on this Agreement that is transmitted by facsimile or electronic means shall be deemed to be an original.

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IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement.

STAG INDUSTRIAL MANAGEMENT, LLC

Date:	April 15, 2014	By:	/s/ Benjamin S. Butcher
Benjamin S. Butcher
President

GREGORY W. SULLIVAN

Date:	April 21, 2014	By:	/s/ Gregory W. Sullivan
Gregory W. Sullivan
Independent Contractor